Exhibit 5.1
Lang Michener LLP
Lawyers — Patent & Trade Mark Agents
Brookfield Place, 181 Bay Street, Suite 2500
P.O. Box 747
Toronto ON M5J 2T7
Canada
Telephone: 416-360-8600
Facsimile: 416-365-1719
October 14, 2010
Mad Catz Interactive, Inc.
7480 Mission Valley Road,
Suite 101
San Diego, California
92108
Dear Sirs:
Re:	Mad Catz Interactive, Inc. — Registration Statement on Form S-8
We have acted as Canadian counsel to Mad Catz Interactive, Inc. (the “Company”) in connection with the filing by the Company with the United States Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) registering 7,300,000 common shares of the Company (the “Shares”) issuable pursuant to the Mad Catz Interactive, Inc. Stock Option Plan — 2007, as amended and restated (the “Plan”).
In providing the opinions set forth herein, we have examined such documents and corporate records of the Company as we have deemed necessary as the basis for such opinions, including the Registration Statement, a copy of the Plan and certified copies of the resolutions of the Board of Directors and the shareholders of the Company authorizing the creation of the Plan and the reservation for issuance of the Shares thereunder. In these examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof.
We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.
We are qualified to practice law in the Province of Ontario, Canada and the opinions expressed herein are based on and limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein in effect as of the date hereof.
Based upon and subject to the foregoing, we are of the opinion that the Shares have been validly authorized and reserved for issuance under the Plan and upon issuance of the Shares in accordance with the terms of the Plan, the Shares will be validly issued and outstanding as fully paid and non-assessable common shares in the capital of the Company.
We consent to the use and filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, and any amendments thereto.

Yours truly,
/s/ Lang Michener LLP

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